Exhibit 1.4

Official & Sworn Translation

STATEMENT OF MEETING RESOLUTIONS

OF THE BOARD OF COMMISSIONERS

ON THE AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

“PT. INDOSAT Tbk.”

Number: 79.

On this day, Friday, the fourteenth day of January two thousand five (14-1-2005).

At 11.00 WIB (eleven Western Indonesian Time);

Appeared before me, AULIA TAUFANI, Bachelor of Law, by virtue of the Decree of the Minister of Law and Human Rights of the Republic of Indonesia dated the 23rd (twenty third day) of November 2004 (two thousand four) Number: C-355.HT.03.07.TH.2004, as the substitute of Mister SUTJIPTO, Bachelor of Law, Notary in Jakarta, in the presence of the witnesses whose names shall be mentioned at the end of this deed:

Mister HASNUL SUHAIMI, born in Bukit Tinggi, on the 23rd (twenty third day) of April 1957 (one thousand nine hundred fifty seven), Director of the limited liability company to be stated herein below, residing in Jakarta, Komplek Qoryah Thayibah, Neighborhood Unit 001/Residential Unit 001, Sub District of Srengseng, District of Kembangan, West Jakarta, holder of the Resident Identification Card Number: 09.5208.230457.0175, Indonesian Citizen; according his statement is acting in this matter in his abovementioned capacity and by virtue of the Appointment Letter dated the 4th (fourth day) of November 2004 (two thousand four), privately drawn, duly stamped and a photocopy that conforms to the original thereof is attached to the minutes of this deed, as the Director appointed by Mister PETER SEAH LIM HUAT, born in Singapore, on the 23rd (twenty third day) of August 1946 (one thousand nine hundred forty seven), the President Commissioner of the limited liability company to be stated herein below, residing in 51 Cuppage Road Suite #10-11/17, Starhub Center, Singapore 229469, holder of the Singapore Passport Number: S0337313D, Singapore Citizen, and therefore validly represents the Board of Directors of the limited liability company to be stated herein below.

Translated from Bahasa Indonesia to English	1

Official & Sworn Translation

The appearing party acting in his abovementioned capacity hereby first declares:

•	Whereas on Monday, the 21st (twenty first) day of July 2003 (two thousand three), taking place at the Bintan Lagoon Resort, a Board of Commissioners Meeting of “PT. INDOSAT Tbk.”, a limited liability company established within the framework of Law Number one year one thousand nine hundred sixty seven (Law Number 1/Year 1967) in conjunction to Law Number eleven year one thousand nine hundred seventy (Law Number 11/Year 1970) concerning Foreign Investment, domiciled and having its principal office in Jakarta, of which Articles of Association was set forth under the State Gazette of the Republic of Indonesia dated the 29th (twenty ninth) day of March 1968 (one thousand nine hundred sixty eight) Number 26 Supplement Number 24 was convened;

Translated from Bahasa Indonesia to English	2

Official & Sworn Translation

•	Such Articles of Association of which was most recently amended and to facilitate its reading thereof, the said Articles of Association has been recompiled as set forth under the deed dated the 8th (eighth) day of March 2004 (two thousand four) Number 7, drawn before Missus POERBANINGSIH ADI WARSITO, Bachelor of Law, Notary in Jakarta, a report for the amendment to the Articles of Association of which was received and recorded in the Database of the Sisminbakum of the Directorate General of General Legal Administration of the Department of Justice and Human Rights of the Republic of Indonesia on the 8th (eighth) day of March 2004 (two thousand four) Number: C-05582 HT.01.04.TH.2004;

Translated from Bahasa Indonesia to English	3

Official & Sworn Translation

•	and was most recently amended with my, the Notary’s, deed dated the 30th (thirtieth day) of September 2004 (two thousand four) Number 145, which has obtained the approval of the Minister of Law and Human Rights of the Republic of Indonesia Number C-29270 HT.01.04 TH.2004 dated the 2nd (second day) of December 2004 (two thousand four) and has received a statement of receipt for the report on the deed of amendment of the Articles of Association dated the 8th (eighth) day of December 2004 (two thousand four) Number C-29786 HT.01.04.TH.2004;

•	the most recent amendment to the articles of association was set forth under my, the Notary’s, deed dated the 24th (twenty fourth) day of December 2004 (two thousand four) Number 141, of which report on the amendment to the articles of association has been received and recorded in the Sisminbakum Database with the Directorate General of General Legal Administration of the Department of Law and Human Rights of the Republic of Indonesia on the 4th (fourth) day of January 2005 (two thousand five) Number C-00088 HT.01.04.TH.2005;

•	along with an amendment to the composition of members of the Board of Directors and the Board of Commissioners as most recently set forth under my, the Notary’s, deed dated the 30th (thirtieth day) of September 2004 (two thousand four) Number 146;

Translated from Bahasa Indonesia to English	4

Official & Sworn Translation

•	hereinafter referred to as the “Company”.

•	The Minutes of the said Meeting are privately drawn, duly stamped and a photocopy that confirms to the original thereof are attached to the minutes of this deed;

•	hereinafter referred to as the “Meeting”;

•	Whereas pursuant to the provisions of Article 17 paragraph 2 of the Articles of Association of the Company, to convene the Meeting, the Board of Commissioners of the Company has first served a notice to the members of the Board of Commissioners of the Company via registered mail dated the 4th (fourth) day of July 2003 (two thousand three) Number 001/KOM/VII/2003, privately drawn and a photocopy of which is attached to the minutes of this deed;

•	Whereas a total of 8 (eight) members of the Board of Commissioners or 88,88% (eighty eight coma eighty eight percent) of the total members of the Board of Commissioners of the Company, which to date consists of 9 (nine) members, were present/represented in the Meeting;

•	Thus, based on the provisions under Article 17 paragraph 3 of the Articles of Association of the Company, the said Meeting has a valid composition and is entitled to adopt valid resolutions pertaining to all matters discussed and resolved during the Meeting;

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Official & Sworn Translation

•	Whereas the Board of Commissioners of the Company has utilized the authority granted by the General Meeting of Shareholders conveyed on the 26th (twenty sixth day) of June 2003 (two thousand three) as set forth in the deed dated the 26th (twenty sixth day) of June 2003 (two thousand three) Number 89, drawn by the Notary Mrs. POERBANINGSIH ADI WARSITO, Bachelor of Law, where the meeting has approved to issue a maximum of 51,775,000 (fifty one million seven hundred seventy five thousand) serial B shares and authorizes the Board of Commissioners of the Company to issue a certain amount of shares at a particular time in accordance to the ESOP program that constitutes the follow up of the Extraordinary General Meeting of Shareholders convened on the 27th (twenty seventh day) of December 2002 (two thousand two) as set forth in the deed dated the 27th (twenty seventh day) of December 2002 (two thousand two) Number 40, drawn by Mrs. RINI YULIANTI, Bachelor of Law, Candidate Notary, the then substitute of the Notary Mrs. POERBANINGSIH ADI WARSITO, Bachelor of Law, where the meeting among others has granted a principle approval on the plan to issue the Employee Share Ownership Program (ESOP) providing that the number of shares issued shall be a maximum of 5% (five percent) of the total subscribed capital in the Company. Therefore the appearing party, in his abovementioned capacity and by virtue of the said power of attorney, hereby declares that the said Meeting has adopted the following resolutions:

To approve the proposal submitted by the Board of Directors of the Company pertaining to the Employee Stock Option Program (ESOP) as enclosed with the said Resolutions of the Board of Commissioners.

Translated from Bahasa Indonesia to English	6

Official & Sworn Translation

•	Whereas in the said Attachment to the Resolutions of the Board of Commissioners, it has been approved that the number of shares to be issued shall be 51,775 (fifty one thousand seven hundred seventy five) lots or a total of 25,887,500 (twenty five million eight hundred eighty seven thousand five hundred) shares, each share having a nominal value of Rp. 500,00 (five hundred Rupiah);

•	Whereas based on the deed of Minutes of Extraordinary General Meeting of Shareholders Number 6 dated the 8th (eighth day) of March 2004 (two thousand four) drawn by the Notary Mrs. POERBANINGSIH ADI WARSITO, Bachelor of Law, the Company has divided the nominal value of the Serial A and Serial B shares from Rp. 500,00 (five hundred Rupiah) to become Rp. 100,00 (one hundred Rupiah) per share;

Translated from Bahasa Indonesia to English	7

Official & Sworn Translation

•	Thus, the number of shares to be issued by the Company for the ESOP program shall become 129,437,500 (one hundred twenty nine million four hundred thirty seven thousand five hundred) shares, each share having a nominal value of Rp. 100,00 (one hundred Rupiah);

•	Whereas by virtue of my, the Notary’s, deed dated the 24th (twenty fourth) day of December 2004 (two thousand four) Number 141, the Company has issued 91,746,000 (ninety one million seven hundred forty six thousand) shares within the framework of Phase I of the ESOP program;

•	Whereas based on the Register of Shareholders of the Company as per the 31st (thirty first day) of December 2004 (two thousand four), the number of shares issued by the Company within the framework of phase I of the said ESOP program for the period of the 1st (first) day of October 2004 (two thousand four) up to the 31st (thirty first) day of December 2004 (two thousand four) shall be 16,044,500 (sixteen million forty four thousand five hundred) shares.

Translated from Bahasa Indonesia to English	8

Official & Sworn Translation

•	In relation to the abovementioned resolution, and by virtue of the authority granted by the Meeting, the appearing party hereby declares that the Company has issued 16,044,500 (sixteen million forty four thousand five hundred) Serial B shares from the shares in the portfolio, each share having a nominal value of Rp. 100,00 (one hundred Rupiah), thus increasing the subscribed and fully paid up capital in the Company from a total of Rp. 526.926.400.000,00 (five hundred twenty six billion nine hundred twenty six million four hundred thousand Rupiah) divided into 5,269,264,000 (five billion two hundred sixty nine million two hundred sixty four thousand) shares to become a total of Rp. 528.530.850.000,00 (five hundred twenty eight billion five hundred thirty million eight hundred fifty thousand Rupiah) divided into 5,285,308,500 (five billion two hundred eighty five million three hundred eight thousand five hundred) shares.

In relation to the abovementioned matter, Article 4 paragraph 2 of the Articles of Association of the Company shall be amended, so as hereinafter it would be read as follows:

2.	Out of the said authorized capital, 5,285,308,500 (five billion two hundred eighty five million three hundred eight thousand five hundred) shares have been subscribed and fully paid in cash, consisting of 1 (one) Serial A shares and 5,285,308,499 (five billion two hundred eighty five million three hundred eight thousand four hundred ninety nine) Serial B shares or having a total nominal value of Rp. 528.530.850.000,00 (five hundred twenty eight billion five hundred thirty million eight hundred fifty thousand Rupiah), namely by:

a.	The Republic of Indonesia, 1 (one) Serial A shares and 776,624,999 (seven hundred seventy six million six hundred twenty four thousand nine hundred ninety nine) serial B shares or having a total nominal value of seventy seven billion six hundred sixty two million five hundred thousand Rupiah	Rp.	77.662.500.000,-

b.	Indonesia Communications Limited, 2,171,250,000 (two billion one hundred seventy one million two hundred fifty thousand) Serial B shares having a total nominal value of two hundred seventeen billion one hundred twenty five million Rupiah)	Rp.	217.125.000.000,-

c.	The Public, 2,337,433,500 (two billion three hundred thirty seven million four hundred thirty three thousand five hundred) Serial B shares or having a total nominal value of two hundred thirty three billion seven hundred forty three million three hundred fifty thousand Rupiah	Rp.	233.743.350.000,00

Translated from Bahasa Indonesia to English	9

Official & Sworn Translation

•	Furthermore, the appearing party in his abovementioned capacity declares that he, in relation to the said resolutions, has authorized Mister Doctorandus BAMBANG TEDJO ANGGONO BUDI, Bachelor of Law, Officer of the Notary’s Office of SUTJIPTO, Bachelor of Law, residing in Jakarta, with rights of substitution to submit a report regarding the said amendment to the competent authority, including but not limited to the Minister of Law and Human Rights of the Republic of Indonesia and register it in the Mandatory Company Registration in accordance to the prevailing legislation and for such purpose to appear wherever it is necessary to do so, to prepare, cause to be prepared and sign the application letters, deeds and other documents, and to furthermore carry out all things that are beneficial or necessary to achieve the said objective, without any exception.

Translated from Bahasa Indonesia to English	10

Official & Sworn Translation

I, Notary, recognize the appearing party.

THIS DEED

Was prepared as a minute and read out as well as signed in South Jakarta on the day and date as mentioned at the beginning of this deed in the presence of Mr. DEDY SYAMRI, Bachelor of Law and Mister MOHAMAD RAFIQ, Bachelor of Law, both the Notary’s Assistants, residing in Jakarta, whom I, the Notary, recognize, as witnesses.

After this deed is read out by me, Notary, to the appearing party and witnesses, this deed was then signed by the appearing party, witnesses and I, Notary.

Executed with one change, namely one replacement, without any addition and strike.

The minutes of this deed has been duly signed.

Given as a duplicate copy.

Substitute Notary in Jakarta,

[signed and stamped]

(AULIA TAUFANI, SH.)

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